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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pixar:

     We consent to the incorporation by reference in the registration statements (No. 33-99838 and No. 333-62047) on Form S-8 of Pixar of our reports dated January 29, 1999, relating to the balance sheets of Pixar as of December 31, 1997 and January 2, 1999, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 2, 1999, and the related schedule, which reports appear or are incorporated by reference in the 1998 annual report on Form 10-K of Pixar.
                                          /s/ KPMG LLP

San Francisco, California
March 31, 1999